Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement of our report dated May 7, 2007, relating to the consolidated financial statements of AVAX Technologies, Inc. (a development stage company) and subsidiaries, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
February 7, 2008